EXHIBIT 4.5

                                    AGREEMENT

     This Agreement (the "Agreement") is entered as of December 18, 2006, by and among (i) LanOptics Ltd. (the "Company"), an Israeli company whose shares are listed for trading on the Nasdaq, (ii) EZchip Technologies Ltd. ("EZchip"), an Israeli company which is a subsidiary of the Company, (iii) Plenus Technologies Ltd. ("Plenus Technologies") and (iv) Plenus II Limited Partnership, a limited partnership formed under the laws of the State of Israel and Plenus II (D.C.M.), Limited Partnership, a limited partnership formed under the laws of State of Israel (collectively, "Plenus II").

     WHEREAS, EZchip has granted Plenus Technologies a Warrant (the "Warrant"), dated April 30, 2003, to purchase from EZchip Preferred C Shares (as such term is defined in the Warrant) (the "Warrant Shares"), upon the terms and conditions set forth in the Warrant; and

     WHEREAS, pursuant to the Credit Line Agreement between EZchip and Plenus II dated August 21, 2006, EZchip issued and delivered to Plenus II 910,000 Preferred C Shares (the "Additional C Shares").

     WHEREAS, the Company, EZchip and certain shareholders of EZchip have entered into an Exchange Right Agreement, dated May 8, 2003 (the "Exchange Agreement"), according to which the Company granted to each of the Major Shareholders (as such term is defined in the Exchange Agreement) the right to exchange all of the preferred shares of EZchip held by them for ordinary shares of the Company, at the Exchange Ratio (as such term is defined in the Agreement) (the "Exchange Right"); and

     WHEREAS subject to the provisions contained herein, the Company and EZchip wish to grant Plenus Technologies and Plenus II the Exchange Right and other related rights granted to the Major Shareholders, all upon the terms and subject to the conditions set forth therein (the "Plenus Exchange Right"), and

     WHEREAS Plenus wishes to exercise the Warrant in full, and immediately thereafter consummate such Plenus Exchange Right with respect to the Warrant Shares and the Additional C Shares, all upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1. By executing this Agreement, Plenus II and Plenus Technologies shall be deemed to be "Participating Investors" (as defined in the Exchange Agreement) with respect to the Warrant Shares and the Additional C Shares and shall have all the rights and obligations of Participating Investors set forth in the Exchange Agreement; provided, however, that (i) Section 4.1(b) of the Exchange Agreement shall not apply to Plenus II and Plenus Technologies and (ii) for the purpose of Section 3.5 to the Exchange Agreement, the issued and outstanding share capital of the Company as of the date of this Agreement consists of 11,754,760 Ordinary Shares.

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     The Company and EZchip confirm that no other approval or consent of any third party shall be required for grant of such rights to Plenus II and Plenus Technologies.

2. Immediately upon execution of this Agreement, Plenus Technologies shall be deemed to have exercised the Warrant in full, for an aggregate exercise price of $375,000 (reflecting an exercise price of $0.8161 per each Warrant Share)(the "EXERCISE PRICE") and will receive from EZchip newly issued 459,507 Preferred C Shares, which when delivered upon such exercise of the Warrant, will be fully paid and non-assessable, free from all liens and charges or other third party rights with respect to the transfer thereof pursuant to the provisions of this Agreement; provided, however, that the exercise of the Warrant shall be deemed conditional upon the actual exchange into Company shares described herein.

     In the event that Plenus Technologies transfers the Exercise Price to EZchip prior to the Closing (as defined below), then if the Closing of the Exchange Agreement is not consummated within 30 days following the date hereof, EZchip shall be required to promptly return the Exercise Price to Plenus Technologies, the Warrant shall remain unchanged, Plenus Technologies shall continue to have all the rights pursuant thereto, and this Agreement and all the rights and obligations of the parties hereto shall be terminated without any further liability of any of the parties hereto.

3. The Warrant Shares issuable to Plenus Technologies following the Exercise of the Warrant as well as the Additional C Shares issued to Plenus II pursuant to the Credit Agreement shall be exchanged into shares of the Company, at the Closing, in accordance with the terms of the Exchange Agreement.

     On the date of the Closing (as such term is defined in the Exchange Agreement):

     (1) Plenus shall be deemed to have exercised the Plenus Exchange Right at the Exchange Ratio by delivering the certificates representing the Additional C Shares and duly executed share transfer deed with respect to the Warrant Shares and Additional C Shares to the Company's legal counsel

     (2) the Company shall deliver to Plenus Technologies share certificates representing the 119,672 ordinary shares of the Company issued to Plenus Technologies following the exchange of the Warrant Shares into ordinary shares of the Company, and shall deliver to Plenus II share certificates representing the 236,997 ordinary shares of the Company issued to Plenus II following the exchange of the Additional C Shares into ordinary shares of the Company (of which 215,667 shall be issued to Plenus II Limited Partnership and 21,330 shall be issued to Plenus II (D.C.M.), Limited Partnership).

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4.   This Agreement, when executed by the parties, shall be deemed to be a
     Notice of Exercise (as defined in the Warrant) duly surrounded by Plenus Technologies to EZchip with respect to all of the Warrant Shares. Immediately following the execution of this Agreement and in any event prior to the consummation of the Closing of the Exchange Agreement, Plenus shall transfer the Exercise Price to EZchip to the following bank account:
     Company's bank account

     EZCHIP TECHNOLOGIES LTD
     UBANK LTD.-  26, BRANCH - 303,
     ACCOUNT NO. 90844-4,
     SWIFT CODE: IGBTILIT

5. This Agreement and the Exchange Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between them, oral or written, with respect to such subject matter. This Agreement shall not be modified or amended except by a written instrument, signed by the parties hereto.

                           [Signature Page to Follow]

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  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

LANOPTICS LTD.

By:      ___________________________

Name:    ___________________________

Title:   ___________________________


EZCHIP TECHNOLOGIES LTD.

By:      ___________________________

Name:    ___________________________

Title:   ___________________________


PLENUS TECHNOLOGIES LTD.

By:      ___________________________

Name:    ___________________________

Title:   ___________________________

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PLENUS II, LIMITED PARTNERSHIP

By:      ___________________________

Name:    ___________________________

Title:   ___________________________


PLENUS II (D.C.M), LIMITED PARTNERSHIP

By:      ___________________________

Name:    ___________________________

Title:   ___________________________